UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2013

ARC Group Worldwide, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah

(State or other jurisdiction of incorporation)

000-18122 (Commission File Number)	87-0454148 (IRS Employer Identification No.)

810 Flightline Blvd. Deland, FL	32724
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   386-736-4890

N/A

Former Name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 0240.13e-4(c))

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Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Stock Grant to Jason Young

ARC Group Worldwide, Inc. (the “Company”) has made an equity grant of 145,456 shares of the Company’s Common Stock to Mr. Jason Young.  Such grant was authorized by the Company’s Board of Directors on August 19, 2013 in connection with Mr. Young’s re-appointment as Chief Executive Officer of the Company (the “Stock Grant”).  Mr. Young previously served as Chief Executive Officer of the Company and resigned on August 16, 2011.  Mr. Young was re-appointed as Chief Executive Officer of the Company on August 7, 2013.  The Stock Grant was made to Mr. Young following his period of non-employment as part of his inducement to re-enter into employment with the Company.

The Stock Grant was unanimously approved by the Company's compensation committee on August 19, 2013.  The Company’s compensation committee consists of all of the Company's Independent Directors.  In reliance upon the exception provided by paragraph (c)(4) of Rule 5635 of the Nasdaq Stock Market Rules under the Rules of the NASDAQ OMX U.S. Exchange, the Company is not required to obtain shareholder approval with respect to issuances to a person following a bona fide period of non-employment, as an inducement material to the individual's entering into employment with the Company, provided such issuances are approved by either the Company's independent compensation committee or a majority of the Company's Independent Directors.

The shares of Common Stock issued pursuant to the Stock Grant are not subject to vesting or any conditions of forfeiture, and are restricted only to the extent applicable under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder.  The Stock Grant has been valued by the Compensation Committee at $701,098, based on the closing price of the Company’s Common Stock on the Nasdaq Stock Market on August 16, 2013.

Item 8.01:	Other Events.

Press Release

On August 20, 2013, the Company issued a press release, attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

The following exhibit relating to Item 5.02 shall be deemed to be furnished, and not filed:

99.1 Press Release dated August 20, 2013.

# # #

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC Group Worldwide, Inc.

Date: August 21, 2013	By:	/s/ Jason T. Young
Name: Jason T. Young
Title: President and Chief Executive Officer

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